Franklin Gold Fund
                              (name of corporation)

   Certificate of Determination of Rights, Preferences, Privileges and
                               Restrictions of the
              Franklin Gold Fund Series-Advisor Class series
                              of Franklin Gold Fund

                 BY RESOLUTION OF THE BOARD OF DIRECTORS

                                  -o0o-

      The undersigned, Vice President and Secretary of Franklin Gold Fund (the "Fund"), a corporation organized and existing under the laws of the State of California, does hereby certify:

      1.     That she is the Vice President and Secretary of the Fund.

      2. That, pursuant to authority conferred upon the Board of Directors by the articles of incorporation of the Fund, under the provisions of
Section 401 of the Corporations Code of the State of California, the board of Directors of the Fund adopted the following resolutions fixing and determining the rights, preferences, privileges and restrictions of the "Franklin Gold Fund Series class of shares of the Fund:

      RESOLVED, that a third series of shares of the Franklin Gold Fund Series class of shares of the Fund, $0.10 par value, is hereby established and designated as "Franklin Gold Fund Series-Advisor Class" (the "Advisor Class") and Ten Million (10,000,000) unissued shares previously authorized but not allocated to any series are hereby classified as and allocated to such new series; and it is further

      RESOLVED, that each Advisor Class share shall represent a proportionate interest in the same portfolio of investments as the shares of the existing series of the Franklin Gold Fund Series class of shares of the Fund, and shall have the rights and limitations as set forth in the Articles of Incorporation of the Fund, as amended, except that: (1) dividends and distributions paid to holders of the Advisor Class shares shall not reflect reductions for payments of fees under any distribution plan adopted by the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, with respect to any other series of shares of the Fund; and (2) only the shareholders of the Advisor Class shall be entitled to vote upon or with respect to any matter submitted to a vote of shareholders that affects only holders of the Advisor Class, and such shareholders will not be entitled to vote with respect to matters relating solely to other series of shares of the Fund, including matters relating to Rule 12b-1 Plans for such other series; and it is further

      RESOLVED, that the proper officers of the Fund are hereby authorized and directed to execute and file a Certificate of Determination with the Secretary of State of California and to take such other actions as they may deem necessary to accomplish the intent of the foregoing resolutions.

      3. That the number of shares of the "Franklin Gold Fund Series-Advisor Class" series in Tem Million (10,000,000).

      4. That none of the shares of such series has been issued.

      The undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of her own knowledge. Executed at San Mateo, California on December 20, 1996.

/s/ Deborah R. Gatzek
    Deborah R. Gatzek
    Vice President and Secretary